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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in this registration statement on Form S-3 (File No. 333-2610) of our report, dated August 7, 1995, except as to the third paragraph of Note D for which the date is September 21, 1995 on our audits of the financial statements of St. Charles Gaming Company, Inc., as of April 30, 1995 and 1994 and for the year ended April 30, 1995 and the period from June 25, 1993 (acquisition date) to April 30, 1994, and of our report, which includes an explanatory paragraph relating to the substantial doubt about the Company's ability to continue as a going concern as a result of significant current debt obligations, dated March 8, 1996, except for Note 11 as to which the date is March 26, 1996 on our audits of the financial statements of St. Charles Gaming Company, Inc., as of December 31, 1995 and April 30, 1995 and for the eight month period ended December 31, 1995 and the year ended April 30, 1995, both appearing in Amendment No. 1 to the Form 8-K/A of Casino America, Inc. filed with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934. The latter report updates our previous opinion on the financial statements for the year ended April 30, 1995. We also consent to the reference to our firm under the caption "Experts."

                                          Coopers & Lybrand L.L.P.

Dallas, Texas

June 28, 1996